Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 720-840-4788
wdavis@gogoair.com	dmellin@gogoair.com

Gogo Announces Convertible Debt Exchange and Begins Refinancing Process

GTCR Agrees to Exchange Convertible Debt for Gogo Shares; GTCR Managing Director Mark Anderson Joins Gogo’s Board

Company Begins Process to Refinance Senior Secured Notes and ABL Facility

CHICAGO – April 1, 2021 – Gogo Inc. (NASDAQ: GOGO) (“Gogo”) today announced a convertible debt exchange and the beginning of a refinancing process, marking significant progress in its efforts to complete a comprehensive refinancing. Under the exchange agreement (the “Agreement”), GTCR, a leading private equity firm, will convert all of its $105.7 million principal amount of Gogo’s 6.0% Convertible Senior Notes due 2022 (the “Notes”) into shares of Gogo’s common stock. In addition, on March 30, 2021, Gogo appointed Mark Anderson, Managing Director at GTCR, to the Company’s Board of Directors.

Pursuant to the Agreement, GTCR will receive 19.1 million shares of Gogo common stock, based on a conversion premium of 4% plus remaining unpaid interest payments on the Notes through maturity, bringing its total ownership to 28.6% of Gogo’s shares outstanding. GTCR will also receive customary registration rights. Upon completion of the equitization, which is expected to occur by mid-April, Gogo will have 111.1 million shares of common stock outstanding and total debt of approximately $1.078 billion, a reduction of $135 million from total debt at December 31, 2020 as a result of the Agreement with GTCR and prior convertible note exchanges that Gogo executed in 2021. Gogo had approximately $455 million of cash-on-hand as of March 31, 2021.

Gogo also announced today it has begun a process to refinance and replace its $975 million outstanding 2024 Senior Secured Notes and $30 million undrawn asset-based facility.

“These two important steps accelerate Gogo’s progress in lowering our leverage ratio and interest expense, and creating greater overall financial flexibility,” commented Oakleigh Thorne, Gogo’s Chairman and CEO. “As an agile, focused company with a stronger balance sheet, Gogo will be well-positioned to capitalize on the market opportunity in front of us and drive sustainable shareholder value.”

Thorne continued, “GTCR has been a strong supporter of our strategy and we welcome their ongoing partnership. I look forward to working closely with Mark, and the rest of the Gogo Board, as we execute on our shared vision to drive lasting success.”

Mark Anderson commented, “Gogo is uniquely positioned to win in the attractive Business Aviation market. Our increased equity investment is a testament to our confidence in the company’s long-term strategic plan and I look forward to collaborating with the rest of the Board as Gogo continues to execute that plan and deliver value.”

Mr. Anderson joined GTCR in 2000 and is a Managing Director of the firm. He currently serves on the Board of Directors of other GTCR portfolio companies, including CommerceHub, Jet Support Services

Inc. and Vivid Seats. Mr. Anderson also previously served on the Board of Directors of Landmark Aviation and Camp Systems, both prior GTCR portfolio investments that served the business aviation market. Before joining GTCR, Mr. Anderson worked at Gracie Capital and at Bowles Hollowell Conner & Co. He holds an MBA from Harvard Business School and a BS from the McIntire School of Commerce at the University of Virginia.

With Mr. Anderson’s addition, the Gogo Board is now comprised of nine Directors.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

There are more than 1,700 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed. As of December 31, 2020, Gogo reported 5,778 aircraft flying with its ATG systems onboard, and 4,702 aircraft with satellite connectivity installed. Connect with us at business.gogoair.com.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include “forward-looking statements” that are based on management’s beliefs and assumptions and on information currently available to management. Most forward-looking statements contain words that identify them as forward-looking, such as “anticipates,” “believes,” “continues,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms that relate to future events. Forward-looking statements involve known and unknown risks, trends and uncertainties, many of which may be beyond our control, that may cause Gogo’s actual results, performance or achievements to be materially different from any projected results, performance or achievements expressed or implied by the forward-looking statements. Such risks, trends and uncertainties include those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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